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Exhibit 12

Joint Filing Agreement

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value US$0.00002 per share, of Taomee Holdings Limited, and that this agreement may be included as an exhibit to such joint filing. Each person executing this agreement is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of December 31, 2015.

Benson Haibing Wang
/s/ BENSON HAIBING WANG

Joy Union Holdings Limited
By:	/s/ BENSON HAIBING WANG Name: Benson Haibing Wang Title: Director

Roc Yunpeng Cheng
/s/ ROC YUNPENG CHENG

Charming China Limited
By:	/s/ ROC YUNPENG CHENG Name: Roc Yunpeng Cheng Title: Director

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  Exhibit 12
Joint Filing Agreement